SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is dated as of October 29, 2010, between Good Times Restaurants Inc., a Nevada corporation (the "Company"), and Small Island Investments Limited, a Bermuda corporation (the "Investor").

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below), the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company certain securities of the Company, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE 1.

DEFINITIONS

1.1       Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or threatened in writing against or affecting the Company, the Subsidiary, or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, or local), stock market, stock exchange, or trading facility.

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a Person, as such terms are used in and construed under Rule 144.

"Board" means the Board of Directors of the Company.

"Business Day" means any day except Saturday, Sunday, and any day which is a federal legal holiday.

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 "Closing" means the closing of the purchase and sale of the Shares pursuant to Article 2.

"Closing Date" means the first Business Day on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied, or such other date as the parties may agree.

"Commission" means the U.S. Securities and Exchange Commission.

"Common Stock" means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified.

"Company Deliverables" has the meaning set forth in Section 2.3(a).

"Disclosure Materials" has the meaning set forth in Section 3.1(h).

"Equity Securities" means any (i) Common Stock, (ii) any debt or equity security of the Company convertible into or exchangeable for shares of Common Stock, with or without consideration being paid, (iii) any option, warrant or other right to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any other security so convertible, or (iv) any debt securities having voting rights, which shall be included in any calculation of beneficial ownership pursuant to Rule 13d-3 promulgated under the Exchange Act as the equivalent of shares of Common Stock having the same voting power.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means U.S. generally accepted accounting principles.

"Investment Amount" means the aggregate purchase price for the Shares purchased by the Investor.

"Investor Deliverables" has the meaning set forth in Section 2.3(b).

"Lien" means any lien, charge, encumbrance, security interest, right of first refusal, or other restriction of any kind.

"Material Adverse Effect" means any of (i) a material and adverse effect on the legality, validity, or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, liabilities, property, business, or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole, or (iii) a material and adverse

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impairment to the Company's ability to perform on a timely basis its obligations under any Transaction Document.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

"Proceeding" means an action, claim, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Closing Date, between the Company and the Investor, in the form of Exhibit A hereto.

"Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investor of the Shares.

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"SEC Reports" has the meaning set forth in Section 3.1(h).

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means the shares of Common Stock to be purchased by the Investor pursuant to this Agreement.

"Subsidiary" means Good Times Drive Thru Inc., a Colorado corporation, a wholly-owned subsidiary of the Company.

"Trading Market" means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market, or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

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"Transaction Documents" means this Agreement, the Registration Rights Agreement, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE 2.

PURCHASE AND SALE

2.1       Purchase and Sale of Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to the Investor and the Investor shall purchase from the Company 4,200,000 Shares for an Investment Amount of $2,100,000.

2.2       Closing.  The Closing shall take place remotely by the exchange of documents and signatures at 10:00 a.m. (Mountain time) on the Closing Date or at such other location or time as the parties may agree.

2.3       Closing Deliveries.

            (a)        At the Closing, the Company shall deliver or cause to be delivered to the Investor (i)  a certificate evidencing the Shares, registered in the name of the Investor, and (ii) the duly executed signature page of the Registration Rights Agreement for the Company (together, the "Company Deliverables").

            (b)        At the Closing, the Investor shall deliver or cause to be delivered to the Company (i) the Investment Amount, in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose, and (ii) the duly executed signature page of the Registration Rights Agreement for the Investor (together, the "Investor Deliverables").

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Investor, except as set forth on the schedule of exceptions attached as Exhibit B hereto and made a part hereof by this reference (the "Schedule of Exceptions"):

            (a)        Subsidiaries.  The Company has no direct or indirect subsidiaries other than the Subsidiary.  The Company owns, directly or indirectly, all of the capital stock of the Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of the Subsidiary are validly issued and are fully paid, non-assessable, and free of preemptive and similar rights.

            (b)        Organization and Qualification.  The Company and the Subsidiary are each duly incorporated or otherwise organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor the Subsidiary is in violation of any of the provisions of its respective articles of incorporation, bylaws, or other organizational or charter documents, except where the violation would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  The Company and the Subsidiary are duly qualified to conduct their respective businesses, and each is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

            (c)        Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  Upon the approval of the transactions contemplated by the Transaction Documents by the Company's shareholders, (i) the execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby shall have been duly authorized by all necessary action on the part of the Company and no further action shall be required by the Company in connection therewith, and (ii) each Transaction Document, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

            (d)       No Conflicts.  Upon the approval of the transactions contemplated by the Transaction Documents by the Company's shareholders, the execution, delivery, and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company's or the Subsidiary's articles of incorporation, bylaws, or other organizational or charter documents (including revisions to such organizational or charter documents made in conjunction with and to effect the provisions of this Agreement, if applicable, as disclosed in the Schedule of Exceptions), or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time, or both) of, any agreement or other instrument or other understanding to which the Company or the Subsidiary is a party or by which any property or asset of the Company or the Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or governmental authority to which the Company or the Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or the Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

            (e)        Filings, Consents, and Approvals.  The Company is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, provincial, local, or other United States or foreign governmental authority in connection with the execution, delivery, and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of preliminary and definitive proxy materials under the Commission's proxy rules related to approval by the Company's shareholders of the transactions contemplated by the Transaction Documents; (ii) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement; (iii) the filings required, if any, in accordance with Section 4.4; (iv) filings required by federal or state securities laws, including Form D pursuant to Regulation D of the Securities Act; and (v) those that have been made or obtained prior to the date of this Agreement.

            (f)        Issuance of the Shares.  Upon the approval of the transactions contemplated by the Transaction Documents by the Company's shareholders, the Shares will have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid, and nonassessable, free and clear of all Liens.  The Company has reserved from its duly authorized capital stock the shares of Common Stock issuable pursuant to this Agreement in order to issue the Shares.

            (g)        Capitalization.  The number of shares and type of all authorized, issued, and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company's various option and incentive plans, is specified in the Schedule of Exceptions, which information is accurate as of the date of this Agreement.  Except as specified in the Schedule of Exceptions, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as specified in the Schedule of Exceptions, there are no outstanding options, warrants, scrip rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities, rights, or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or the Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.  The issue and sale of the Shares will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange, or reset price under such securities.  Except as specified in the Schedule of Exceptions, no outstanding agreements, plans or provisions of the Company's articles of incorporation, bylaws or other such documents will affect the "Shares Purchase Position" of the Investor (defined as such percentage holding of Company Common Stock as the Investor would have if the Shares purchase pursuant to Section 2.1 were given effect as of the date of this Agreement) as set forth on the Closing Capitalization Table attached hereto as Exhibit C.

            (h)        SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to

Section 13(a) or 15(d) thereof, since October 1, 2007 (the foregoing materials being collectively referred to herein as the "SEC Reports" and, together with the Schedule of Exceptions, the "Disclosure Materials") on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and the Subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

            (i)         Press Releases.  To the Company's best knowledge, the press releases disseminated by the Company since October 1, 2007 taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

            (j)         Material Changes.  Since the date of the Company's most recently filed Form 10-Q, except as specifically disclosed in the Schedule of Exceptions, (i) there has been no event, occurrence, or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, and (v) except as disclosed in the Schedule of Exceptions, the Company has not issued any equity securities to any officer, director, or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

            (k)        Litigation.  There is no Action which (i) adversely affects or challenges the legality, validity, or enforceability of any of the Transaction Documents or the Shares, or (ii) except as specifically disclosed in the Schedule of Exceptions, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor the Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under any federal, state, or local laws.  There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such).  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or the Subsidiary under the Exchange Act or the Securities Act.

            (l)         Compliance.  Neither the Company nor the Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiary under), nor has the Company or the Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any agreement or instrument to which it is a party or by which it or any of its properties is bound (except where such default or violation has been waived), (ii) is in violation of any order of any United States court, arbitrator, or governmental body, or (iii) is or has been in violation of any statute, rule, or regulation of any United States governmental authority, including without limitation all federal, state, and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety, and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

            (m)       Regulatory Permits.  The Company and the Subsidiary possess all certificates, authorizations, and permits issued by the appropriate federal, state, or local regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor the Subsidiary has received any written or other notice of proceedings relating to the revocation or modification of any such permits.

            (n)        Title to Assets.  Except as set forth in the Schedule of Exceptions, the Company and the Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title to all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiary. Any real property and facilities held under lease by the Company and the Subsidiary are held by them under valid, subsisting, and enforceable leases of which the Company and the Subsidiary are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

            (o)        Insurance.  The Company and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiary are engaged.  The Company has no reason to believe that it will not be able to renew its and the Subsidiary's existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company's and the Subsidiary's respective lines of business.

            (p)        Environmental Matters.  The Company and the Subsidiary are in compliance with all applicable federal, state, and local laws, regulations, rules, ordinances, and orders which impose requirements relating to environmental protection, hazardous substances, or public or employee health and safety (collectively, "Environmental Laws"), except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

            (q)        Transactions With Affiliates and Employees.  Except as set forth in the Schedule of Exceptions, none of the officers or directors of the Company or the Subsidiary and, to the knowledge of the Company, none of the employees of the Company or the Subsidiary is presently a party to any transaction with the Company or the Subsidiary (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

            (r)        Internal Accounting Controls.  The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiary, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's Form 10-K or 10-Q, as the case may be, is being prepared.  The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures in accordance with Item 307 of Regulation S-K under the Exchange Act for the Company's most recently ended fiscal quarter or fiscal year-end (such date, the "Evaluation Date").  The Company presented in its most recently filed Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the

Company's internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

            (s)        Certain Fees.  Except with respect to the fees to be paid to Mastodon Ventures, Inc., Woodville Hall Capital, LLC, and such other fees to be paid with respect to the transactions contemplated by this Agreement at or after the Closing (the "Closing Fees") as set forth in the Schedule of Exceptions, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by this Agreement.  The Investor shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Investor pursuant to written agreements executed by the Investor which fees or commissions shall be the sole responsibility of the Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

            (t)        Certain Registration Matters. Assuming the accuracy of the Investor's representations and warranties set forth in Section 3.2 and pursuant to Section 4.6(b), no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor under the Transaction Documents.  Except as set forth in the Schedule of Exceptions, the Company has not granted or agreed to grant to any Person other than the Investor any rights (including "piggy‑back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

            (u)        Listing and Maintenance Requirements.  Except as specified in the Schedule of Exceptions, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  The issuance and sale of the Shares under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted.

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The Investor acknowledges and agrees that the Company has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1 and the Schedule of Exceptions.

3.2       Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company as follows:

            (a)        Organization; Authority.  The Investor is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery, and performance by the Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Investor.  Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

            (b)        Investment Intent.  The Investor is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to the Investor's right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws and pursuant to the Registration Rights Agreement.  Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Shares for any period of time.  The Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

            (c)        Investor Status.  At the time the Investor was offered the Shares, it was, and at the date hereof it is, (i) knowledgeable, sophisticated, and experienced in making, and qualified to make, decisions with respect to investments in securities representing an investment decision similar to that involved in the purchase of the Shares, including investments in securities issued by the Company and comparable entities, and (ii) an "accredited investor" as defined in Rule 501(a) under the Securities Act.  The Investor shall provide reasonable and customary information to the Company to confirm its accredited investor status.  The Investor is not a registered broker-dealer under Section 15 of the Exchange Act.

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            (d)       Certain Trading Activities.  The Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, engaged in any transactions in the securities of the Company since the time that the Investor was first contacted regarding an investment in the Company.  The Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company prior to the time that the transactions contemplated by the Transaction Documents are publicly disclosed.

            (e)        Reliance on Investor Representations.  The Investor understands that (i) the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, and any applicable state or foreign securities laws; (ii) the Company is relying upon the truth and accuracy of, and the Investor's compliance with, the representations, warranties, agreements, acknowledgements, and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares; and under such laws and rules and regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances.

            (f)        Risks of Investment.  The Investor understands that its investment in the Shares involves a significant degree of risk, and the Investor has full cognizance of and understands all of the risk factors related to the Investor's purchase of the Shares, including, but not limited to, those set forth in the SEC Reports.  The Investor understands that no representation is being made as to the future value of the Shares.  The Investor has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of an investment in the Shares.

            (g)        No Approvals.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

            (h)        Location of Offices.  The Investor's principal executive offices are in the jurisdiction set forth in Section 7.3 hereof.

            (i)         Independent Investment Decision.  The Investor has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents, and has relied on its own industry, business and/or legal advisors in making such decision.

            (j)         No Voting Agreements.  The Investor has not entered into any agreement or arrangement regarding the voting or disposition of the Shares.

The Company acknowledges and agrees that the Investor has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1       Restrictive Legends on Certificates.

            (a)        Shares may only be disposed of in compliance with federal, state, and foreign securities laws or pursuant to the Registration Rights Agreement.  In connection with any transfer of the Shares other than pursuant to an effective registration statement, to the Company, or to an Affiliate of the Investor, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act or any other applicable securities law.

            (b)        Certificates evidencing the Shares will contain the following legend, until such time as it is not required under Section 4.1(c):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY U.S. STATE

 OR FOREIGN JURISIDICTION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE AND PROVINCIAL SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

            (c)        Certificates evidencing Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) with respect to a sale or transfer of such Shares pursuant to an effective registration statement (including the Registration Statement), or (ii) with respect to a sale or transfer of such Shares pursuant to Rule 144.  The Company agrees that following the effective date of the initial Registration Statement filed with the Commission pursuant to the Registration Rights Agreement or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than seven Business Days following the delivery by the Investor to the Company or the Company's transfer agent of a certificate representing Shares issued with a restrictive legend, together with the written request of the Investor accompanied by the written representation letter in customary form, deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from all restrictive and other legends.

            (d)       The Investor agrees that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon the Company's reliance that the Investor will sell any such Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

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4.2.      Furnishing of Information.

            (a)        The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities Act and the Exchange Act.  The Company further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such Person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

            (b)        The Investor covenants to timely file all reports required to be filed by the Investor after the date hereof pursuant to the Exchange Act, including Sections 13(d) and 16(a) thereof.

4.3.      Indemnification.

            (a)        In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Investor and its directors, officers, managers, shareholders, investors, members, partners, employees, and agents (each, an "Investor Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys' fees and costs of investigation (collectively, "Losses"), that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach, or inaccuracy of any representation, warranty, covenant, or agreement made by the Company in any Transaction Document.

            (b)        In addition to the indemnity provided in the Registration Rights Agreement, the Investor will indemnify and hold the Company and its directors, officers, managers, shareholders, investors, members, partners, employees, and agents (each, a "Company Party") harmless from any and all Losses that any such Company Party may suffer or incur as a result of or relating to any misrepresentation, breach, or inaccuracy of any representation, warranty, covenant, or agreement made by the Investor in any Transaction Document.

4.4.      Listing of Shares.  The Company agrees, (i) it will utilize its best efforts to continue the listing and trading of its Common Stock on its current Trading Market on the date of this Agreement and will comply in all material respects with the Company's reporting, filing, and other obligations under the bylaws or rules of such Trading Market, (ii) it will make such required notice or other filing with respect to the transactions contemplated by this Agreement and the Shares with its current Trading Market and obtain any approvals, and (iii) if the Company applies to have the Common Stock traded on any Trading Market other than that of the date of this Agreement, it will include in such application the Shares, and will take such other action as is necessary or desirable to cause the Shares to be listed on such other Trading Market as promptly as possible.

4.5.      Conduct of Business Prior to Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Investor (which consent shall not be unreasonably withheld or delayed), the Company and the Subsidiary shall conduct their respective businesses in the ordinary course consistent with past practice, and, at the Closing, the Company shall deliver to the Investor a Certificate of Good Standing for each of the Company and the Subsidiary.  For the purposes of this provision, the closing of any location or any sale of assets, except as disclosed in the Schedule of Exceptions, shall not be considered to be operation of business in the ordinary course and is subject to notice to and consent by the Investor.

4.6.      Investor Further Due Diligence.

            (a)        For a period beginning on the date of this Agreement and ending at 4:30 p.m. (Mountain time) on November 1, 2010 (the "Due Diligence Period"), the Company and the Subsidiary will, and will cause their respective officers, directors, managers, employees, or agents to, (i) afford the Investor and its representatives full and free access to the Company's and the Subsidiary's personnel, properties, contracts, books and records, and other existing documents and data (the "Due Diligence Materials"), (ii) furnish the Investor and its advisors with copies of all such Due Diligence Materials, and (iii) furnish the Investor and its advisors with additional financial, operating, and other data and information as the Investor may reasonably request.  Any investigation by the Investor during the Due Diligence Period shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Subsidiary.  All information furnished to the Investor and its advisors during the Due Diligence Period shall be treated as confidential information pursuant to the existing confidentiality agreement between the Company and the Investor (the "Confidentiality Agreement"), subject to any amendment thereto required in order that such Confidentiality Agreement provides that the Investor agrees to maintain any material nonpublic information in confidence in compliance with Regulation FD under the Securities Act.

            (b)        At or prior to the end of the Due Diligence Period, the Investor shall provide written notice to the Company (the "Due Diligence Completion Notice") specifying that the Investor has completed its financial, legal and other due diligence examination of the Company and that either (i) the Investor is satisfied with such examination and the Agreement remains in full force and effect, or (ii) the Investor is not satisfied with such examination and is electing to terminate this Agreement pursuant to the provisions of Section 6.1(f).  Termination by the Investor pursuant to clause (ii) of the foregoing sentence may be for any reason. Notwithstanding the foregoing, at the election and in the discretion of the Investor, and subject to the approval of the Company (which approval the Company may elect for any reason to withhold in its discretion), such termination may be deferred accompanied by a request for further diligence information and/or additional time to review such diligence information prior to the Investor's determination under clause (i) or (ii) above.  If the Investor provides notice of the satisfactory completion of its due diligence (the "Satisfactory Completion of Due Diligence") pursuant to clause (i) of this Section 4.6(b), the Investor shall provide a representation and warranty to the Company that the Investor has been afforded (x) the opportunity to ask such questions as it has deemed necessary and to receive answers from representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares, (y) access to information about the Company and the Subsidiary and their respective financial condition, results of operation, business, properties, management, and prospects sufficient to enable it to evaluate its investment, and (z) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

            (c)        Immediately upon receipt of the Due Diligence Completion Notice, the Company shall provide notice for and schedule a special meeting of shareholders ("Special Meeting") to be held as soon as possible after the execution of this Agreement for the purposes of effecting the transactions and other actions contemplated by this Agreement.  During the Due Diligence Period, the Company shall prepare proxy materials for the Special Meeting and shall provide copies thereof to the Investor for review and approval prior to filing.  The Company shall immediately notify the Investor if preliminary proxy materials are required to be filed with respect to the Special Meeting or other such delay in obtaining shareholder approval occurs.  During the Due Diligence Period, the Company shall prepare any NASDAQ filings with respect to the transactions contemplated by this Agreement and the Shares and shall provide copies thereof to the Investor for review and approval prior to filing during such period.  If no such filings are required during this period, and in any event, the Company shall provide the Investor with an update (or updates, as applicable) as to the status of any NASDAQ filings and/or approvals.

4.7.      No Solicitation of Other Bids.

            (a)        For a period of sixty days after the date of this Agreement, or, if earlier, until the Closing or the termination of this Agreement, and provided that the Investor has not failed to notify the Company of the satisfactory completion of its due diligence in accordance with Section 4.6(b) or otherwise terminated this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors, employees, or agents, or any investment banker, financial advisor, attorney, accountant, or other advisor or representative retained by it, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal.  For purposes of this Section 4.7(a), "Acquisition Proposal" shall mean any inquiry, proposal, or offer from any Person (other than the Investor or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company, (ii) the acquisition of a significant number of shares of Common Stock or other Equity Securities of the Company, or (iii) the purchase, lease, exchange, or other acquisition of any significant portion of the Company's or the Subsidiary's properties or assets.

            (b)        Notwithstanding Section 4.7(a), if at any time prior to the approval of the Transaction Documents by the Company's shareholders, the Board determines in good faith, based on the advice of outside legal counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law, the Company, in response to a bona fide Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section 4.7, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to the Company to the Person who made such Acquisition Proposal pursuant to a customary confidentiality agreement (provided that the Company also furnishes such nonpublic information to the Investor, to the extent that such nonpublic information has not been previously furnished by the Company to the Investor), and (y) participate in discussions and negotiations regarding such Acquisition Proposal.  For purposes of this Section 4.7(b), "Superior Proposal" shall mean a bona fide unsolicited written Acquisition Proposal which the Board determines in its good faith judgment (after consultation with the Company's outside legal counsel and independent financial advisor) to be (A) on terms superior in value from a financial point of view to the Company's shareholders than the transactions contemplated by the Transaction Documents, taking into account all the terms and conditions of such proposal and the Transaction Documents (including any offer by the Investor to amend the terms of the transactions contemplated by the Transaction Documents) and (B) reasonably capable of being completed, taking into account all financial, regulatory, legal, and other aspects of such proposal.

            (c)        The Company shall promptly (but in any event within 24 hours) advise the Investor in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal, including any request for information, the material terms and conditions of such request, Acquisition Proposal, or inquiry, and the identity of the Person making such request, Acquisition Proposal, or inquiry.  The Company will, to the extent reasonably practicable, keep the Investor fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal, or inquiry.

            (d)       If the Company has received a Superior Proposal and, after providing the Investor with a ten-day period in which to match the Superior Proposal with equivalent value from a financial point of view to the Company's shareholders, the Board has determined in good faith, based upon the advice of outside legal counsel, that it is necessary for the Board to terminate this

Agreement in order to comply with its fiduciary duties under applicable law and has notified the Investor in writing of such determination, the Company may terminate this Agreement upon payment of the termination fee required by Section 6.2.

4.8.      Use of Proceeds.  Subject to Investor approval, the Company shall use the net proceeds from the sale of the Shares hereunder to refinance prior obligations of the Company and the Subsidiary existing on the Closing Date, to pay other obligations and expenses of the Company and the Subsidiary, for general working capital purposes, including capital expenditures, of the Subsidiary, for costs and expenses resulting from the Transaction Documents, and for other purposes acceptable to and approved by the Investor.  Such use of proceeds shall include payments by the Company to W Capital Inc., John W. McDonald, and Golden Bridge LLC (collectively, the "Bridge Lenders") in the aggregate principal amount of $585,000 payable to such Bridge Lenders.  The aggregate amount of interest owed to W Capital Inc. and John W. McDonald shall be converted into shares of Common Stock at a conversion ratio of $0.50 of the amount owed for each share of Common Stock.

            4.9.      Board Composition.  So long as the Investor holds at least fifty percent of the Company's then-outstanding capital stock, (i) the Board shall not consist of more than seven directors, and (ii) the Investor shall have a right to designate four members of the Company's Board (the "Investor Designees"), and the Company agrees to include the Investor Designees on its recommended slate of directors recommended for approval at each annual meeting of the Company's shareholders.  The Investor shall vote its shares in any election of directors in favor of (x) its four designees, (y) one Person designated by The Bailey Company (the "Bailey Designee"), and (z) one Person designated by Eric W. Reinhard (the "Reinhard Designee"); provided, however, that if The Bailey Company or Eric W. Reinhard (in each case, together with its or his Affiliates) ceases to own at least 600,000 shares of the Company's Common Stock (adjusted for any stock splits, reverse splits or similar capital stock transactions), then in lieu of the Bailey Designee or the Reinhard Designee, as the case may be, the Investor agrees to vote its shares in any election of directors in favor of a Person, other than an Investor Designee, who receives the majority of votes of holders of Common Stock other than the Investor.  The Investor agrees that The Bailey Company and Eric W. Reinhard constitute third party beneficiaries of the foregoing provision.  The Bailey Company and Eric W. Reinhard shall have entered into a customary voting agreement whereby they agree to vote their shares in favor of the Investor Designees, as well as in favor of the transactions contemplated by this Agreement and submitted for shareholder approval.

4.10.    Purchase Rights.  For a period of three years following the Closing and provided the Investor continues to hold at least eighty percent of the Shares, the Company hereby grants to the Investor rights to purchase securities of the Company for the purpose of maintaining up to its percentage ownership interest in the Company, as set forth in the provisions below.

            (a)        Subsequent Offerings.  The Investor shall have a right of first refusal (the "Purchase Right") to purchase up to its "Pro Rata Share" of all Equity Securities which may be issued and sold by the Company other than those excluded pursuant to Section 4.10(c) below.  The Investor's Pro Rata Share shall be calculated as of the time immediately prior to the issuance of such Equity Securities by the Company as the ratio of (i) the number of shares of Common Stock beneficially owned by the Investor at such time to (ii) the total number of shares of Common Stock of the Company outstanding on a fully diluted basis at such time

            (b)        Exercise of Rights.

(i)                     If the Company proposes to issue any Equity Securities, it shall first give the Investor written notice (the "Company's Issuance Notice") of its intention, describing the Equity Securities, the price and the other terms and conditions upon which the Company proposes to issue such Equity Securities.  The Investor shall have ten Business Days after the giving of the Company's Issuance Notice to agree to purchase up to its Pro Rata Share of the Equity Securities, for the price and upon the other terms and conditions specified in the notice, by giving written notice to the Company (the "Investor's Purchase Notice") and stating therein the quantity of such Equity Securities to be purchased.  If the Investor exercises its Purchase Right hereunder, the Company and the Investor shall then effect the sale and purchase of the Equity Securities at the closing of the issuance of Equity Securities described in the Company's Issuance Notice.  On the date of such closing, the Company shall deliver to the Investor the certificates representing the Equity Securities to be purchased by the Investor, each certificate to be properly endorsed for transfer, and at such time, the Investor shall pay the purchase price for the Equity Securities.

                        (ii)        Issuance of Equity Securities to Other Persons.  If the Investor fails to exercise in full its Purchase Right, the Company shall have sixty days thereafter to sell the Equity Securities in respect of which the Investor's Purchase Right was not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company's Issuance Notice.  If the Company has not sold such Equity Securities within such sixty days, the Company shall not thereafter issue or sell any Equity Securities, without first again complying with this Section 4.10.

                        (iii)       Exercise of Options and Warrants.  Notwithstanding the foregoing, the Investor's Purchase Right with respect to Common Stock issued by the Company upon the exercise of incentive stock options or warrants outstanding on the date of this Agreement or subsequently issued pursuant to the Company's existing equity incentive plan shall be governed exclusively by Section 4.10(d).

            (c)        Excluded Securities.  The Purchase Rights established by this Section 4.10 shall have no application to any of the following Equity Securities:

Subject to the applicable provisions of the Registration Rights Agreement, Equity Securities issued and sold by the Company in an underwritten public offering thereof under a then-effective registration statement under the 1933 Act; or

Any Common Stock issued as consideration in connection with or relating to any acquisitions, mergers or strategic partnership transactions of the Company or the Subsidiary (other than transactions entered into primarily for equity financing purposes) that have been approved by the Board after the Closing Date.

Exercise of Options and Warrants.  Upon the exercise of any incentive stock options or warrants outstanding on the date of this Agreement or subsequently issued pursuant to the Company's existing stock incentive plan, the Company shall provide the Investor with notice of such exercise and the Investor shall have a period of ten Business Days after such notice to purchase shares at the same price as applicable in such exercise in an amount necessary to maintain its Pro Rata Share of the Company's Common Stock.

4.11.    Adjustments.

            (a)        Stock Dividends, Combinations, or  Splits.  If, prior to the Closing, the outstanding shares of Common Stock are subdivided, by stock split, or otherwise, into a greater number of shares of Common Stock, or if the Company shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the number of Shares issuable to the Investor at the Closing shall be proportionately increased, and the purchase price per share shall be proportionately decreased, upon the occurrence of such event.  If, prior to the Closing, the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split, or otherwise, into a lesser number of shares of Common Stock, then the number of Shares issuable to the Investor at the Closing shall be proportionately decreased, and the purchase price per Share shall be proportionately increased, upon the occurrence of such event.

            (b)        Reorganization or Reclassification.  If, prior to the Closing, the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise, then the Investor shall have the right to purchase and receive at the Closing, in lieu of the Shares, a number of shares of such other class or series of stock equivalent to the number of shares of such class or series that the Investor would have received had the Shares been issued to the Investor immediately prior to such reclassification, capital reorganization or change.

4.12.    Best Efforts.  Each party shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents as soon as practicable after the date hereof.

ARTICLE 5.

CONDITIONS PRECEDENT TO CLOSING

5.1       Conditions Precedent to the Obligations of the Investor to Purchase Shares.  The obligation of the Investor to acquire Shares at the Closing is subject to the satisfaction or waiver by the Investor, at or before the Closing, of each of the following conditions:

            (a)        Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct in all material respects (or true and correct in all respects as to representations and warranties which are qualified by materiality) as of the date when made and as of the Closing as though made on and as of such date;

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            (b)        Performance.  The Company shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by it at or prior to the Closing;

            (c)        Consents.  The Company shall have received all consents, waivers, authorizations, and approvals from third parties necessary in connection with the transactions contemplated by the Transaction Documents, including, but not limited to, (i) consents from certain Bridge Lenders with respect to the conversion of accrued interest into Common Stock in accordance with Section 4.8, (ii) a waiver from Boyd E. Hoback of any acceleration of his outstanding stock options and of his right to sell all or any portion of his shares to the Company upon a change of control at the Closing, and (iii) any consents or waivers with respect to any outstanding agreements regarding board composition rights or rights to Common Stock (by conversion rights, option rights, warrants or otherwise) that are in conflict with any provision of this Agreement or consents with respect to outstanding debt facilities (as referenced in this Agreement or in Sections 3.1(d), 3.1(l) or other such section of the Schedule of Exceptions), and no such consent, waiver, authorization, or approval shall have been revoked;

            (d)       No Injunction.  No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

            (e)        No Adverse Changes.  Since the date of execution of this Agreement, no event or series of events shall have occurred that constitute or reasonably could have or result in a Material Adverse Effect;

            (f)        No Suspensions of Trading in Common Stock; Listing.  Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Business Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, the Common Stock shall have been at all times since such date listed for trading on a Trading Market, and the Company shall have obtained all approvals necessary for continued listing of its Common Stock on a Trading Market

            (g)        Shareholder Approval.  The Company's shareholders shall have authorized and approved (i) the issuance and sale of the Shares in accordance with the terms and provisions of this Agreement, (ii) a reverse split of the Company's Common Stock to take effect following the Closing intended to be sufficient to allow the Company to comply with NASDAQ trading price listing requirements, if applicable, and (iii) any other matter required to be submitted for shareholder approval in order to give full effect to any provision of this Agreement or the transactions contemplated herein (including, but not limited to, for example, any shareholder approval of the Investor's Board designates pursuant to Section 5.1(h) required under state or federal law);

            (h)        Board Composition.  With respect to the composition of the Board, the Company shall have (i) received the resignations of four of its current directors, including the current Chairman of the Board and one member of the Audit Committee, (ii) taken all necessary corporate action to fill the four vacancies created by such resignations, effective as of the Closing Date, with the four persons designated by the Investor who are approved by the Company, which approval shall not be unreasonably withheld, and (iii) provided appropriate notice of and scheduled a meeting of the Board to be held immediately following the Closing;

            (i)         Management Incentive Program.  The Company shall have adopted the new a management incentive program, in a form satisfactory to the Investor, to apply from and after the Closing;

            (j)         Satisfactory Completion of Due Diligence.  The Investor shall have notified the Company of its Satisfactory Completion of Due Diligence pursuant to Section 4.6(b); and

            (k)        Company Deliverables.  The Company shall have delivered the Company Deliverables in accordance with Section 2.3(a).

5.2       Conditions Precedent to the Obligations of the Company to Sell Shares.  The obligation of the Company to sell Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

            (a)        Representations and Warranties.  The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

            (b)        Performance.  The Investor shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by the Investor at or prior to the Closing;

            (c)        Consents.  The Company shall have received all consents, waivers, authorizations, and approvals from third parties necessary in connection with the transactions contemplated by the Transaction Documents, including, but not limited to, (i) consents from certain Bridge Lenders with respect to the conversion of accrued interest into Common Stock in accordance with Section 4.8, (ii) a waiver from Boyd E. Hoback of any acceleration of his outstanding stock options and of his right to sell all or any portion of his shares to the Company upon a change of control at the Closing, and (iii) any consents or waivers with respect to any outstanding agreements regarding board composition rights or rights to Common Stock (by conversion rights, option rights, warrants or otherwise) that are in conflict with any provision of this Agreement or consents with respect to outstanding debt facilities (as referenced in this Agreement or in Sections 3.1(d), 3.1(l) or other such section of the Schedule of Exceptions), and no such consent, waiver, authorization, or approval shall have been revoked;

            (d)       No Injunction.  No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

            (e)        Fairness Opinion.  The Company shall have received an opinion from its financial advisor that as of the date of this Agreement, the consideration to be received by the Company as a result of the consummation of the transactions contemplated by the Transaction Documents is fair to the Company from a financial point of view;

            (f)        Shareholder Approval.  The Company's shareholders shall have authorized and approved (i) the issuance and sale of the Shares in accordance with the terms and provisions of this Agreement, (ii) a reverse split of the Company's Common Stock to take effect following the Closing intended to be sufficient to allow the Company to comply with NASDAQ trading price listing requirements, if applicable, and (iii) any other matter required to be submitted for shareholder approval in order to give full effect to any provision of this Agreement or the transactions contemplated herein (including, but not limited to, for example, any shareholder approval of the Investor's Board designates pursuant to Section 5.1(h) required under state or federal law); and

            (g)        Investor Deliverables.  The Investor shall have delivered its Investor Deliverables in accordance with Section 2.3(b).

ARTICLE 6.

TERMINATION PRIOR TO CLOSING

6.1       Termination.  This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing only as follows:

            (a)        by the Investor or the Company, upon written notice to the other, if the Closing shall not have taken place and all conditions thereto have not been satisfied by 6:30 p.m., Mountain Time, on November 30, 2010, or such later date as may be required solely in order to seek the approval of the Company's shareholders; provided, that the right to terminate this Agreement pursuant to this Section 6.1(a) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred by such date and time; or

            (b)        by the Investor or the Company if the Company's shareholders do not vote to approve the issuance and sale of the Shares at a shareholder meeting duly called and held for such purposes or any adjournment or postponement thereof; or

            (c)        at any time by mutual agreement of the Company and the Investor; or

            (d)       by the Investor, if there has been a material breach of any representation or warranty, or covenant or obligation, of the Company contained herein and the same has not been cured within 15 days after notice thereof; or

            (e)        by the Company, if there has been a material breach of any representation, warranty, or covenant of the Investor contained herein and the same has not been cured within 15 days after notice thereof; or

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            (f)        by the Investor, by giving written notice to the Company pursuant to Section 4.6(b); or

            (g)        by the Company, if the Investor fails to provide the Due Diligence Completion Notice required by Section 4.6(b); or

            (h)        by the Company in accordance with Section 4.7(d).

6.2       Effect of Termination; Termination Fee.

            (a)        Except as set forth in Sections 6.2(b), any termination pursuant to this Section 6 shall be without liability on the part of any party, unless such termination is the result of a material breach of this Agreement by a party to this Agreement in which case such breaching party shall remain liable for such breach notwithstanding any termination of this Agreement.

In the event this Agreement is terminated by the Company pursuant to Section 6.1(h), the Company shall pay to the Investor, by wire transfer of immediately available funds, a termination fee in the amount of $150,000.

6.2       Extension; Waiver.  At any time prior to the Closing, the Investor or the Company may (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 7.

MISCELLANEOUS

7.1       Fees and Expenses.  Each party shall pay the expenses incurred by such party incident to the negotiation, preparation, execution, delivery, and performance of the Transaction Documents.  The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

7.2       Entire Agreement.  The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, discussions, and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits, and schedules.

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7.3       Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile on a Business Day, (b) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (c) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:	Good Times Restaurants Inc.
601 Corporate Circle
Golden, CO 80401
Facsimile: (303) 384-1400
Attention: Boyd E. Hoback, President & CEO

If to the Investor:	Small Island Investments Limited
50 Congress Street, Suite 900
Boston, MA 02109
Facsimile: (617) 720-2102
Attention: Gary Heller

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

7.4       Amendments; Waivers; No Additional Consideration.  Except as provided in Section 6.3 above, no provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investor.  No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5       Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties and their counsel to express their mutual intent, and no rules of strict construction will be applied against any party.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

7.6       Successors and Assigns.  The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party.  No party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate without the prior written consent of the Company; provided, that no such assignment shall affect the obligations of the Investor hereunder.  In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

7.7       No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.4.

7.8       Governing Law.  All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.  If any party shall commence a Proceeding to enforce any provision of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party to the Proceeding for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such Proceeding.

7.9       Survival.  The representations, warranties, agreements, and covenants contained herein shall survive the Closing and the delivery of the Shares for a period of 12 months thereafter, after which time they shall expire and be of no further force or effect.

7.10     Execution.  This Agreement may be executed in counterparts, all of which when taken together shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

7.11     Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.12     Replacement of Shares.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen, or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft, or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.13     Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investor and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:
GOOD TIMES RESTAURANTS INC.

By: /s/ Boyd E. Hoback
Name: Boyd E. Hoback Title: President and CEO

INVESTOR:
SMALL ISLAND INVESTMENTS LIMITED

By: /s/ David Dobbin
Name: David Dobbin
Title: Chairman

By: /s/ Penelope Dobbin
Name: Penelope Dobbin
Title: President

EXHIBIT A

Attached as Exhibit 4.1

A-1

EXHIBIT B

SCHEDULE OF EXCEPTIONS

Pursuant to the Securities Purchase Agreement, dated as of October 29, 2010 (the "Purchase Agreement"), by and between Good Times Restaurant Inc., a Nevada corporation (the "Company"), and Small Island Investments Limited, a Bermuda corporation (the "Investor"), this Schedule of Exceptions is being delivered by the Company to the Investor.  All defined terms herein have the same meanings assigned to them in the Purchase Agreement, unless otherwise defined.

The representations and warranties of the Company set forth in Section 3.1 of the Purchase Agreement are made and given subject to the disclosures in this Schedule of Exceptions.  The section numbers in this Schedule of Exceptions correspond to the section numbers of the Purchase Agreement requiring such disclosure.  Any information disclosed herein under any section number in Section 3.1 of the Purchase Agreement shall be deemed to be disclosed and incorporated into any other section number under Section 3.1 of the Purchase Agreement where the applicability of such disclosure to such other section number is reasonably apparent to the Investor based on the face of such disclosure.

Section 3.1(d):  The Company has change of control provisions in its loan agreements with Wells Fargo Bank, N.A. and PFGI II LLC under which the consummation of this transaction would constitute an event of default if prior consent is not obtained. The loan agreements (the "Bridge Loans") with Golden Bridge LLC ("Golden Bridge"), W Capital, Inc. ("W Capital") and John T. MacDonald ("MacDonald") also have change of control provisions requiring prior consent if such Bridge Loans are not paid in full as a part of the use of proceeds from this transaction.

Section 3.1(e):  As discussed in Section 3.1(d) of this Schedule of Exceptions, the Company intends to obtain consents from certain lenders prior to the Closing.  In addition, the Company intends to obtain waivers from its Series B investors of their participation rights with respect to this transaction and of their contractual board designation rights.

Section 3.1(g):  Immediately prior to the Closing, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, par value $0.001 per share, of which 3,898,559 shares are issued and outstanding, fully paid and non-assessable, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding.  As of immediately prior to the Closing, the Company has reserved an aggregate of 552,072 shares of its Common Stock for issuance under the Company's Omnibus Equity Plan (the "Plan"), of which options to purchase 386,486 shares of Common Stock have been issued and the remaining 165,586 shares remain available under the Plan.  In addition, the Company has reserved an aggregate of 305,112 shares of its Common Stock for issuance upon the exercise of outstanding warrants.

The Plan contains a change of control provision pursuant to which, immediately upon the Closing, any and all stock options which have been granted under the Plan shall be accelerated to become immediately exercisable in full.  No awards other than stock options have been granted under the Plan.

In addition, the Company's Employment Agreement with Boyd Hoback, its President and CEO, contains a change of control provision pursuant to which, immediately prior to the Closing, all stock options granted to Mr. Hoback shall be accelerated and shall become exercisable.  In addition, if Mr. Hoback's employment with the Company is terminated following a change of control, he shall have a right exercisable within 15 business days after the effective date of such termination to sell to the Company any or all of the stock owned by him, including any shares acquired by exercise of accelerated stock options or otherwise.  If this right is exercised, the purchase price for the shares shall be equal to the average daily market price of the Company's stock on NASDAQ or any other applicable public trading market over the thirty trading days immediately preceding the public announcement of termination of Mr. Hoback's employment, and the purchase price shall be payable to Mr. Hoback in cash within five business days after he provides the company with written notification of his exercise of this right.  The Company intends to obtain a waiver from Mr. Hoback of any acceleration of his stock options and of his right to sell his shares to the Company upon a change of control at the Closing.

Attached hereto is a summary of the Company's outstanding options and warrants.  In addition, in connection with the Bridge Loans, the Convertible Promissory Note held by W Capital and McDonald is convertible into shares of Common Stock at any time prior to repayment at a conversion price of 25% less than the average price of the Common Stock during the 20 days prior to the conversion date, provided however that the conversion price shall not be below $0.75 per share nor above $1.08 per share.  As set forth in Section 4.8 of the Agreement, the aggregate principal amount of the Bridge Loans will be repaid out of the net proceeds from the sale of the Shares.  The Company intends to obtain consents from W Capital and McDonald to the conversion of the accrued interest on their Bridge Loans into shares of Common Stock at a conversion price of $0.50 per share.

The Company has granted Participation Rights to the holders of the shares of Common Stock issued upon conversion of the Series B Convertible Preferred Stock.  The Series B investors will waive their right to participation in connection with this transaction.

Section 3.1(j):  None.

Section 3.1(k):  None.

Section 3.1(l):  As reported on the form 8-K filed on January 23, 2009, the Company is in default of certain technical loan covenants on our note payable to Wells Fargo Bank, N.A. (the "Bank"). On February 9, 2009 we received a Reservation of Rights letter from the Bank formally notifying us of the default of the Earnings Before Interest Taxes and Depreciation ("EBITDA") Coverage Ratio of not less than 1.5 to 1.0 and the Tangible Net Worth of not less than $5,000,000 as set forth in the Credit Agreement for the period ending December 31, 2008. The letter serves as notice that in light of the foregoing events of default, the Bank is reserving all of its rights and remedies under the Credit Agreement and related agreements.

The Bank is not accelerating the loan at this time and is continuing to accept regularly scheduled payments of principal and interest under the loan; however the acceptance of payments under the loan does not constitute a modification of the Credit Agreement or a waiver of any of the covenants or of the Bank's rights or remedies under the Credit Agreement, including the right to accelerate the loan in the future after the giving of notice.

Section 3.1(n):  The Company has received a notice of default under two of its leases due to the non-payment of real property taxes.  The Company is in negotiation with the landlord for the sublease of one of the restaurants or termination of its lease in connection with the sale of the restaurant.  The Company is negotiation with the other landlord for the payment of property taxes over time.  The Company is and will remain liable for the unpaid property taxes.

The Company has accrued 2009 real property taxes in the aggregate amount of $196,740 related to ten of its properties.

Section 3.1(q): In February 2005, the Company issued 1,240,000 shares of Series B Convertible Preferred Stock, including 180,000 shares to The Erie County Investment Co., a substantial holder of the Company's Common Stock and member of The Bailey Group.  In June 2006, the Company exercised its mandatory conversion rights under the terms of the Series B Preferred Stock to convert all of those shares into a total of 1,240,000 shares of Common Stock.  Under the agreements for the Series B Preferred Stock financing, The Bailey Group currently has the right to elect three directors, provided that two directors meet the Nasdaq independence standards.  Furthermore, the other investors in the Series B Preferred Stock financing currently have the right to elect three directors.  The number of director positions subject to these provisions will decrease proportionally to the extent that the original investors sell or otherwise transfer the Common Stock into which the Series B shares have been converted.  An additional provision of the Series B Preferred Stock financing restricts, for as long as the original investors hold at least two-thirds of the Common Stock into which the Series B shares have been converted, they have participation rights on any subsequent equity financings and our ability to increase the size of the Board of Directors above seven directors unless we the Company first receives approval from the holders of at least three-fourths of all outstanding shares of Common Stock.  Geoffrey R. Bailey, Richard J. Stark and Alan A. Teran are the current directors designated by The Bailey Group, and Ron Goodson, David Grissen and Eric W. Reinhard are the current directors designated by the other investors.  Geoffrey R. Bailey is a director of The Erie County Investment Co., which owns 99% of The Bailey Company.  The Bailey Company and The Erie County Investment Co. are principal stockholders of us.  Geoffrey R. Bailey's father, Paul T. Bailey, is the principal owner of The Erie County Investment Co.

The Company's corporate headquarters are located in a building owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters.  The Company currently leases its executive office space of approximately 3,693 square feet from The Bailey Company for approximately $55,000 per year.  The lease expired September 30, 2009 and the Company continues to lease the space on a month to month basis.

The Bailey Company is also the owner of one franchised Good Times Drive Thru restaurant which is located in Loveland, Colorado and was the owner of one franchised restaurant in Thornton, Colorado which was closed in October 2009. The Bailey Company has entered into two franchise and management agreements with the Company.  Franchise royalties and management fees paid under those agreements totaled approximately $78,000 and $94,000 for the fiscal years ending September 30, 2009 and 2008, respectively.

In April 2009 the Company and the Subsidiary entered into a loan agreement with Golden Bridge pursuant to which Golden Bridge made a loan of $185,000 to the Subsidiary to be used for restaurant marketing and other working capital needs.  The Golden Bridge loan is evidenced by a promissory note dated April 20, 2009 made by the Company and the Subsidiary, as co-makers, which bears interest at a rate of 10% per annum on the unpaid principal balance and provides for monthly interest payments with all unpaid principal due on July 20, 2010.  The note has been extended to December 31, 2010.  In connection with the loan, the Company issued to Golden Bridge a three-year warrant dated April 20, 2009 which provides that Golden Bridge may at any time from April 20, 2009 until April 20, 2012 purchase up to 92,500 shares of the Company's common stock at an exercise price of $1.15 per share.

Eric Reinhard, Ron Goodson, David Grissen, Richard Stark, and Alan Teran, who are all members of the Board and stockholders of the Company, are the sole members of Golden Bridge.  Eric Reinhard is the sole manager of Golden Bridge.  The Company's obtaining of the loan from Golden Bridge and related transactions were duly approved in advance by the Board by the affirmative vote of members thereof who did not have an interest in the transaction.   Total interest and commitment fees paid under this agreement were approximately $12,000 for fiscal 2009. The amount due to related parties under this agreement that is included in notes payable was $185,000 at September 30, 2009.  The fair value of the Warrant issued was determined to be $42,000 with the following assumptions: 1) risk free interest rate of 1.27%, 2) an expected life of 3 years, and 3) an expected dividend yield of zero. The fair value of $42,000 was charged to the note discount and credited to Additional Paid in Capital. The note discount is being amortized over fourteen months and charged to interest expense.

On February 1, 2010, the Company and the Subsidiary entered into a loan agreement with Golden Bridge, W Capital and McDonald, pursuant to which the lenders made loans totaling $400,000, to be used for restaurant marketing and other working capital uses of the Subsidiary.  These loans are evidenced by a convertible secured promissory note dated February 1, 2010 made by the Company and the Subsidiary, as co-makers, which bears interest on the unpaid principal balance at a rate of 12% per annum through August 1, 2010 and at rate of 14% per annum from August 1, 2010 through December 31, 2010.  All interest accrues through December 31, 2010.  The note is convertible into shares of Common Stock at any time prior to prepayment at a conversion price of 25% less than the average price of the Common Stock during the 20 days prior to the conversion date, provided however that the conversion price shall not be below $0.75 per share nor above $1.08 per share.

In connection with these loans, the Company issued to Golden Bridge, W Capital and McDonald two-year warrants dated February 1, 2010 which provide that the lenders may purchase up to an aggregate of 50,000 shares of Common Stock at an exercise price equal to the conversion price under the note.  The warrants expire two years from the date of repayment or conversion of the loan.

On April 1, 2010, the Company, the Subsidiary and the lenders amended the loan agreement to replace Golden Bridge as a lender with an additional loan from W Capital and McDonald on the same terms and conditions that applied to Golden Bridge.  The Company repaid the principal amount which was owed to Golden Bridge. The warrant which had previously been issued to Golden Bridge was cancelled in its entirety.

Section 3.1(s):  The Company's Closing Fees include (i) $150,000 payable to Mastodon Ventures, Inc., inclusive of all accrued expenses, in connection with strategic advisory services, and (ii) $25,000 payable to Woodville Hall Capital, LLC in connection with the preparation and deliver of a fairness opinion to the Company.

Section 3.1(t): The Company has granted registration rights to W Capital and McDonald in connection with the shares of Common Stock issuable upon conversion of their convertible promissory note and upon exercise of their warrants.

Section 3.1(u):  The Company has received notices of non-compliance from Nasdaq for non-compliance with its continued listing requirements for the Nasdaq Capital Markets for a) not maintaining a $1 minimum bid price on its common stock and b) falling below the $2.5 million minimum stockholders' equity requirement.  The Company has until January 2011 to regain compliance with the $1 minimum bid price and is filing a Compliance Plan with Nasdaq on October 4, 2010 to meet the $2.5 million minimum stockholders' equity requirement after giving effect to the transaction contemplated herein.

Section 4.5:  The Good Times Drive Thru location at Federal and Asbury (Store #130) has been closed and is under negotiation for lease termination.  The Company took a write down of the assets associated with the closure of the restaurant of $36,247 and accrued a lease liability of $34,802 in June 2010.  The site is under final negotiations for the termination of the lease in connection with the sale of the property underlying the lease to Jack in the Box.   If the sale is delayed or if Jack in the Box terminates the purchase contract, the Company will remain liable on the lease from August 1, 2010 through January 31, 2011.

Capitalization Summary as of 9/30/2010

Good Times Restaurants Inc.

Total Common Shares Outstanding as of 9/30/2010  3,898,559

Summary of outstanding Warrants:

Entity	Total Warrant Shares	Expiration	Exercise Price	Notes
Golden Bridge, LLC W. Capital & John T. McDonald-2/1/10	92,500 50,000	04/20/12 12/31/12	$1.15 Not below $.75 Nor above $1.08

25% less than the average price of the Company's common stock during the 20 days prior to the exercise date, provided however that the exercise price shall not be below $.75 per share nor above $1.08 per share

W. Capital & John T. McDonald-8/1/10	50,000	12/31/12	Not below $.75 Nor above $1.08

25% less than the average price of the Company's common stock during the 20 days prior to the exercise date, provided however that the exercise price shall not be below $.75 per share nor above $1.08 per share

PFGI II, LLC	112,612	01/02/13	$1.11
Total outstanding warrants	305,112

Summary of outstanding Stock Options:

Grant Date & Type	Total Outstanding Options	Boyd Hoback's Options	Expiration	Exercise Price
10/1/2000 ISO - Expired	0	0	10/01/10	$1.38
10/1/2001 ISO	57,400	50,000	10/01/11	$1.75
10/1/2002 ISO	11,770	3,750	10/01/12	$2.70
10/1/2003 ISO	19,550	3,900	10/01/13	$3.60
10/1/2003 NQSO	6,000		10/01/13	$3.60
10/1/2004 ISO	33,560	12,000	10/01/14	$3.11
10/1/2004 NQSO	6,000		10/01/14	$3.11
2/11/2005 NQSO	4,000		02/11/15	$3.33
10/1/2005 ISO	39,750	8,500	10/01/15	$5.68
10/1/2005 NQSO	10,000		10/01/15	$5.68
11/17/2006 ISO	46,650	19,000	11/17/16	$6.38
11/17/2006 NQSO	12,000		11/17/16	$6.38
10/5/2007 ISO	4,800		10/05/17	$5.75
10/2/2007 NQSO	12,000		10/05/17	$5.75
11/14/2008 ISO	68,400	28,503	11/14/18	$1.47
11/14/2008 NQSO	12,000		11/14/18	$1.47
11/6/2009 ISO	30,606	13,652	11/06/19	$1.15
11/6/2009 NQSO	12,000		11/06/19	$1.15
Total outstanding options	386,486	139,305
Note: There are a total of fifteen current employees in the plan, no former employees hold any options.

EXHIBIT C

CLOSING CAPITALIZATION TABLE

Small Island Investment	$2,100,000
Price/Share ($)	$0.50
Common Shares Issued	4,200,000

Bridge Loans:
	$300,000	w/J-Mac
	$100,000	w/J-Mac
	$185,000	Golden Bridge
Total Bridge Lender Debt	$585,000
Less: Paydown	($585,000)
Outstanding balance to be converted to equity	$-
Conversion Price	$0.50
Common Shares Issued	0

Accrued Interest to be converted to equity	$36,647	As of November 23, 2010
Conversion Price	$0.50
Common Shares Issued	73,293
Capitalization	Current		At Closing

Small Island	-	0.00%	4,200,000	51.40%
Bailey/Reinhard	2,079,192	53.33%	2,079,192	25.44%
Other SH'rs	1,819,367	46.67%	1,819,367	22.26%
Converted Interest w/J-Mac	-	0.00%	73,293	0.90%
	3,898,559	100.00%	8,171,852	100.00%

C-1